April 11, 2014

Richardson & Patel, LLP

The Chrysler Building

405 Lexington Avenue, 49th Floor

New York, NY 10174

Attn: David N. Feldman

Re:	Issuance of Shares for Legal Services

Dear Mr. Feldman:

This letter confirms our plan to issue to Richardson & Patel LLP (the “Firm”) and certain of its attorneys of, 87,348 shares of our common stock (the “Shares”), to be registered on Form S-8 with the Securities and Exchange Commission, in payment of approximately $48,041 (the “Payment Amount”) due to the Firm by Protea Biosciences Group, Inc. (the “Company”) for legal services. The legal services were not in connection with any capital raising transaction or with directly or indirectly promoting or maintaining a market for the securities of the Company.

Your signature below indicates the Firm’s acceptance of the Shares in full satisfaction of the Payment Amount.

Regards,

Protea Biosciences Group, Inc.

/s/ Steve Turner
Steve Turner
President

ACKNOWLEDGED AND ACCEPTED:

RICHARDSON & PATEL, LLP

By:	/s/ David N. Feldman
David N. Feldman
Partner